Exhibit 5.1

[Letterhead of Arnold & Porter Kaye Scholer LLP]

September 18, 2026

BCB Bancorp, Inc.

104-110 Avenue C

Bayonne, NJ 07002

Ladies and Gentlemen:

We have acted as counsel to BCB Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with (i) the preparation of (a) the registration statement on Form S-3 filed on August 14, 2026 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and declared effective by the Commission on August 25, 2026 (the “Registration Statement”), pursuant to which the Company has registered certain securities to be offered and sold from time to time, (b) the Prospectus dated August 25, 2026 forming a part of the Registration Statement, and (c) the final Prospectus Supplement, dated September 16, 2026 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of up to 12,650,000 shares of common stock, no par value (the “Shares”), inclusive of the underwriter’s over-allotment option; and (ii) the transactions contemplated by the Underwriting Agreement, dated as of September 16, 2026, by and between the Company and Piper Sandler & Co. (the “Underwriting Agreement”).

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, including:

1.	the Registration Statement, including all exhibits thereto;

2.	the Prospectus Supplement;

3.	the Underwriting Agreement;

4.	a copy of the Company’s Certificate of Incorporation, as amended, certified to be a true and correct copy by the Secretary of State of the State of New Jersey as of September 9, 2026;

5.	the Company’s Bylaws, as amended, certified to be a true and correct copy by the Secretary of the Company;

6.

a copy of the certificate issued by the Secretary of State of New Jersey, dated as of September 9, 2026, as to the good standing in the State of New Jersey of the Company (the “Good Standing Certificate”);

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7.	one or more certificates provided to us by one or more officers of the Company (the “Officers’ Certificates”); and

8.	resolutions adopted by the board of directors of the Company.

The items referred to in paragraphs 1 through 6 above are referred to herein collectively as the “Documents”. In addition to the Documents, we have examined such other documents, corporate records and questions of law as we deem necessary for the purposes of this opinion letter. As to matters of fact, we have relied solely upon our review of the Documents. Further, in making the foregoing examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

In rendering the opinions set forth below, we do not express any opinion concerning any law other than the New Jersey Business Corporation Act. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

On the basis of the foregoing, and in reliance thereon, but subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of each of the foregoing: (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law or codified by statute, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties or the reorganization of financial institutions, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to

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waive the obligations of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement, and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification, release of liability or exculpation with respect to securities law violations.

The opinions set forth above are limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We assume no obligation to advise the Company of any changes in the foregoing subsequent to the delivery of this opinion. This opinion is rendered for the sole benefit of the addressee hereof and investors who purchase Shares and may not be relied upon by any other person or entity, nor quoted in whole or in part, or otherwise referred to in any other document without our express written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the offering and sale of the Shares pursuant to the Underwriting Agreement (the“Current Report”). In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act. We are furnishing this opinion solely in connection with the filing of the Current Report, and this opinion is not to be relied upon for any other purpose.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP